Exhibit 107.1

Calculation of Filing Fee Tables

Form SF-1

(Form Type)

SOUTHERN CALIFORNIA EDISON COMPANY	SCE RECOVERY FUNDING LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fee to Be Paid	Asset- Backed Securities	Senior Secured Recovery Bonds, Series 2026-A	457	(o)	$3,948,000	100%	$3,948,000	0.00013810	$545.22
Fees Previously Paid	Asset- Backed Securities	Senior Secured Recovery Bonds, Series 2026-A	457	(o)	$1,951,000,000	100%	$1,951,000,000	0.00013810	$269,433.10
	Total Offering Amounts						$1,954,948,000		$269,978.32
	Total Fees Previously Paid(2)								$269,433.10
	Net Fee Due								$545.22

(1)	Estimated solely for purpose of calculating registration fee.
(2)

$269,433.10 was previously paid in connection with the initial filing of this Registration Statement on May 29, 2026 where $1,951,000,000 aggregate principal amount of Senior Secured Recovery Bonds, Series 2026-A were registered.